Exhibit 10.15
Amendment to
Corporate Purchase Agreement
Contract No. 2171 - 080101
(“CPA”)
MARKET DEVELOPMENT FUNDS
This is Amendment Number 2 (“Amendment 2”) to Corporate Purchase Agreement (CPA) Contract No. 2171 - 080101 between SMART Modular Technologies, Inc (“Company”) and Hewlett-Packard Company (“HP”). Amendment 2 is effective on the data set forth in Section 6 below.
WHEREAS, Company desires to provide HP funding for marketing of Company Products (as defined herein) included with HP Products (as defined herein), and
WHEREAS, HP desires to utilize such funding to generate demand for HP Products, that include HP products,
Therefore Company and HP agree as to amend the CPA as follows:
Add a new Section as follows; Market Development Funds
1.0	Purpose

The purpose of this Amendment 2 is to set forth the marketing efforts and terms required to enable the parties to work together to create a framework and structure for market development funds related to Company and HP Products.

2.0	Executive Overview

HP and Company anticipate working together in a number of ways with the objective of working together in a mutually beneficial relationship to increase the revenue and profitability of each without constraining each others’ business.

HP and Company wish to cooperate to simplify, guide and accelerate customer buying decisions and improve customer satisfaction and awareness, with tightly integrated and comprehensive sales and marketing programs leveraging HP’s worldwide sales organizations and sales infrastructure.

3.0	Definitions

The definitions contained herein apply to this Amendment 2

“HP Products” shall mean HP servers, desktops, portables, and server storage products and options, including without limitation HP memory option kits. HP Products may include products which are developed by or for HP, products which are jointly developed by HP and Company, and products which are provided to HP for sale as a HP-branded product.

“Company Products” shall mean memory modules (SIMMs, DIMMs, SODIMMs, Reg DIMMs) manufactured by company or sourced by Company for resale as part of Company’s product offering.

“MDF” shall mean the funding provided by Company, as further described herein below, to be managed and allocated by HP’s Storage, Networking and Infrastructure marketing organization for the purpose of promoting HP Products that contain or include Company Products.

“MDF Expenditure” shall mean any expense incurred by HP in connection with HP’s sales and marketing efforts to promote HP Products that contain or include Company Products. Such sales and marketing efforts may include, but are not limited to
•	Product Awareness

•	Channel Development
Market Development Funds

•	Advertising

•	Trade Shows

•	Conference Events

•	Announcements/Press Events

•	Training

•	Product Promotions

•	Third-party sales and marketing services
4.0	Responsibilities
4.1	HP Responsibilities.
(a)	HP will develop and maintain a marketing plan to effectively utilize the MDF to promote HP Products that contain or include Company Products. HP’s plan will include reasonable efforts to provide promotion and awareness of Company’s Products. HP’s plan may include both stand-alone and solution-oriented awareness as HP deems appropriate for the product and HP’s overall solution strategy. This plan will be presented to Company on a semi-annual basis, and Company will be given the opportunity to reasonably contribute to such plan.

(b)	HP will manage MDF Expenditures in accordance with this Amendment 2 and will ensure that monies allocated to the MDF are not applied to expenditures that do not support the purpose of the MDF set forth in this Amendment 2. Where such MDF Expenditures involve the use of third parties to produce marketing documents, supplies and materials, HP will exercise due care in the selection of Such third parties to obtain favorable pricing, quality, and delivery terms. Subject to the requirements of this Amendment 2, HP will manage and allocate MDF Expenditures at its sole option and discretion.

(c)	HP will review the results of the MDF Expenditures with Company on a semi-annual basis. HP will determine the format and content of such reviews, and may include information regarding percentage increases in sales of HP Products that contain or include Company Products, increases in customer contacts regarding such products, and other information deemed appropriate by HP.
4.2	Company Responsibilities.
(a)	Company shall collect MDF monies on a monthly basis, calculated as a percentage of the sale price of memory option kits. The MDF percentage is additional to the material mark-up cost and will be a stand alone percentage for determining MDF monies. The MDF monies shall be defined by HP business units on a quarterly basis and reviewed by all parties. HP business units will define the MDF percentage one week before the start of a new quarter. Each business unit will confirm their MDF contribution percentage in writing for the upcoming quarter or specify a revised MDF contribution percentage. No response from the business unit means the business unit does not want to contribute any MDF (0%) for the upcoming quarter. However, in no event shall the MDF amount exceed 2% of the sale price of memory options. Company shall report its total sales of Company Products to HP by HP business unit within thirty (30) days following the end of the month and shall remit payment of all monies due for the MDF to HP at that time, along with each such report. Reports and payments shall be sent to:

Hewlett-Packard Company
20555 S.H. 249
Houston, TX 77070
Attn: Rob Stevenson MS 100801
(b)	Company shall not withhold or delay payment of any monies due for the MDF for any reason other than a breach by HP of this Amendment 2 which remains uncured more that thirty (30) days after receipt of written notice of such breach. Without limiting the foregoing, Company shall not withhold or delay payment of any monies due for the MDF based on any claim or dispute arising out of or related to any other agreement or transaction between Company and HP.
5.0	Project Management
Market Development Funds

Each party agrees to appoint a Project Manager to coordinate its respective responsibilities hereunder. The Project Managers are:

For HP:	Hewlett – Packard Company
20555 SH 249
Houston, TX 77070-2698
Attn: McLeod Glass
Phone: 281-518-8641

For Company:	SMART Technologies, Inc.
Attn: Frank Perezalonso
4211 Starboard Dr.
Fremonl, CA 98538
Phone: 510-624-8133
The Project Managers shall oversee the funding and marketing activities so as to support the purpose of the MDF.
6.0	Term and Termination

This Amendment 2 shall be effective as of the first business day of the month in which it is executed by the parties (“Effective Date”), and shall remain in effect for a period of (12) months from the Effective Date, unless earlier terminated as provided herein. Following the initial term, this Amendment 2 shall be automatically renewed for up to two (2) additional one (1) year periods unless either party provides written notice to the other party of its intent not to renew at least thirty (30) days prior to the expiration of the then-current term.

Either party shall have the option to terminate this Amendment 2 in the event that the other party materially breaches any of its obligations hereunder and the breach remains uncured for thirty (30) days after receipt of written notice of such breach.

This Amendment 2 may be terminated by either party for good cause, which cause does not rise to the level of material breach as set forth herein above but which materially impairs the ability of the parties to accomplish the Purpose of this Amendment 2 upon ninety (90) days advance written notice to the other party. In the event of termination in accordance with this paragraph, Company shall not be entitled to receive a refund of any moneys remaining in the MDF at the time of such termination. Further, in the event of such termination, neither party shall be relieved of its obligations incurred prior to the effective date of such termination to provide payments or perform services, even if the due date for such payment or services falls after the effective date of such termination.

This Amendment 2 may be terminated, with or without cause, upon the mutual agreement of the parties, which agreement shall be documented in a writing signed by both parties stating the parties intent to terminate this Amendment 2.
Market Development Funds

IN WITNESS WHEREOF, the persons signing below warrant that they are duly authorized to sign for, and on behalf of, the respective parties,

EFFECTIVE DATE: February 1, 2005

HEWLETT-PACKARD COMPANY		SMART MODULAR TECHNOLOGIES, INC.

By:	/s/ Paul Perez	By:	/s/ Jack Pacheco
Name:	Paul Perez	Name:	Jack Pacheco
Title:	VP, SNL, ISS	Title:	CFO/VP
Date:	January 20, 2005	Date:	January 18, 2005
Market Development Funds